Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

(847) 908-1605

SAGENT PHARMACEUTICALS REPORTS FOURTH QUARTER AND FULL-YEAR 2011 FINANCIAL RESULTS

Exceeded Goal of Doubling Revenue while Expanding Adjusted Margins

Provides Outlook for Fiscal 2012

SCHAUMBURG, Ill., February 16, 2012 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT) today announced financial results for the quarter and fiscal year ended December 31, 2011.

Fourth Quarter 2011 Highlights

•	Revenue increased 44% to $48.5 million driven by product launches;

•	Reported gross profit of $4.5 million, inclusive of $4.0 million in excess inventory reserves primarily related to a heparin code to service the dialysis market, which we are substantially exiting;

•	Adjusted gross profit[1] of $8.5 million, or 17.5% of net revenues;

•	SG&A as a percentage of sales declined to 14.4% as operating leverage continues to improve;

•	Generated approximately $10 million in operating cash flow, contributing to a cash and short-term investment position of $126 million; and

•	Launched Orphenadrine Citrate Injection, Haloperidol Injection and Rocuronium Bromide Injection resulting in a total of 12 new products launched in 2011.

“I am very pleased with the continued strong revenue growth this quarter, which helped us achieve our goal of doubling revenue during fiscal 2011,” said Jeffrey M. Yordon, chief executive officer, founder, and chairman of the board of Sagent. “In addition, we attained our goal of mid-teens margin on an adjusted basis, driven by strong margin contributions from the new products launched this year.”

Yordon added, “2011 has been a year of great accomplishments including our successful transition to a public company, our launching of 12 new products and the continued development of our product pipeline through the filing of 17 ANDAs. We now have 41 products represented by 76 ANDAs either pending launch or awaiting approval with the FDA. We have proven the viability of our business model and positioned Sagent for long-term success in the injectable pharmaceutical market.”

[1]	Adjusted gross profit is a non-GAAP measure. Please see discussion of Non-GAAP Financial Measures at the end of this press release.

“As we move forward in 2012, we intend to continue to advance our strategic initiatives and create value for our shareholders. Our outlook for 2012 highlights the investment in expanding our product portfolio, with expected new product launches driving continued strong revenue growth as well as a significant increase in our gross margins that moves us closer to our ideal long-term operating profile,” concluded Yordon.

Financial Results for the quarter ended December 31, 2011

Net revenue for the fourth quarter of 2011 was $48.5 million, an increase of $14.9 million, or 44%, compared to $33.6 million in the fourth quarter of 2010. The increase is driven by $19.1 million in revenue from the launch of 33 new codes or presentations of 12 new products since December 2010, partially offset by declines in existing products, primarily due to changes in price. Gross profit for the fourth quarter of 2011 was $4.5 million, or 9.3% of net revenues and adjusted gross profit was $8.5 million, or 17.5% of net revenues. In the fourth quarter of 2010, gross profit was $6.1 million, or 18.2% of net revenues.

Adjusted gross profit excludes $4.0 million in excess inventory reserves primarily related to a heparin code to service the dialysis market, which we are substantially exiting. We had built inventory based upon customer purchase commitments which were cancelled when the customers were acquired by an integrated dialysis center operator and heparin supplier. Management believes this is a unique event specific to this code used in the dialysis market.

Total operating expenses for the fourth quarter of 2011 increased 38% to $12.5 million, compared with $9.0 million for the same period in 2010. Product development expense for the fourth quarter totaled $4.6 million compared to $2.6 million in the fourth quarter 2010, with the increase due primarily to the milestone payments for ongoing development activities. Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2011 totaled $7.0 million compared to $5.9 million in the fourth quarter of 2010. The increase is due primarily to $0.8 million to settle a litigation matter and increases in stock compensation expense. SG&A comprised 14.4% and 17.7% of net revenue in the fourth quarter of 2011 and 2010, respectively. The decrease in SG&A as a percentage of net revenue reflects the significant sales growth over Sagent’s relatively fixed selling and administrative infrastructure. The equity in net loss of joint ventures for the fourth quarter of 2011 was $1.0 million, as compared to $0.5 million in the fourth quarter of 2010. Included in these amounts are $0.7 million and $0.2 million, respectively, of earnings directly related to the sale of product through our joint venture with Strides.

Including the impact of interest and other non-operating expenses, the net loss for the three months ended December 31, 2011 was $9.1 million, including $4.0 million in excess inventory reserves primarily related to a heparin code to service the dialysis market, which we are substantially exiting. The net loss in the fourth quarter of 2010 was $3.6 million.

Financial Results for the fiscal year ended December 31, 2011

Net revenue for the fiscal year ended December 31, 2011 was $152.4 million, an increase of $78.4 million, or 106%, compared to $74.1 million in fiscal 2010. Product launches since December 2010 contributed $42.0 million, or 54%, of the net revenue increase. Gross profit for fiscal 2011 was $18.8 million, or 12.3% of net revenues and adjusted gross profit was $23.1 million, or 15.1% of net revenues. Gross profit for fiscal 2010 was $9.0 million, or 12.2% of net revenues.

Total operating expenses for the fiscal year ended December 31, 2011 increased 28% to $40.4 million, compared with $31.6 million for 2010. Product development expense totaled $12.8 million in 2011 compared to $11.2 million for the year ended December 31, 2010. SG&A expenses for fiscal 2011 totaled $25.1 million compared to $18.9 million in the prior year, and represented 16.5% and 25.6% of net revenue for fiscal years 2011 and 2010, respectively. The equity in net loss of joint ventures was $2.5 million, as compared to $1.5 million in 2010. Included in these amounts are $2.1 million and $0.3 million, respectively, of earnings directly related to the sale of product through our joint venture with Strides.

Including the impact of interest and other non-operating expenses, the net loss for the year ended December 31, 2011 was $26.4 million, including $4.3 million in excess inventory reserves primarily related to a heparin code to service the dialysis market, which we are substantially exiting. The net loss in fiscal 2010 was $24.5 million.

Liquidity

Our cash and cash equivalents and short term investments at December 31, 2011 totaled $126.0 million, and our working capital totaled $116.9 million.

Fiscal 2012 Outlook

Sagent’s business plan for fiscal 2012 currently anticipates:

•	Net revenue for the year to be in the range of $220 to $250 million driven by a minimum of 18 new product launches and the continued opportunity created by market shortages on key products;

•

Gross margin as a percentage of net revenue in the range of 20% to 23%, which does not include $6 to $8 million of earnings directly related to the sale of product through our joint venture with Strides which is reported in the Equity in net income in JV caption of the income statement;

•	Product development expense in the range of $22 to $26 million resulting in an additional 12 to 15 new ANDA filings with the FDA; and

•

Selling, general and administrative expenses in the range of $30 to $34 million driven by annualization of public company costs, selected investment to support new product launches and increased non-cash stock compensation expense.

Based upon the above assumptions, the Company anticipates reported net income for fiscal 2012 to be in the range of breakeven to a loss of $5 million.

Conference Call Information

Sagent will host its fourth quarter conference call today beginning at 10:00 a.m. Eastern Standard Time. Please call 877-293-5456 from the United States or +1-707-287-9357 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website, www.sagentpharma.com. A replay also will be available for 14 days following the live call, and may be accessed via the Company’s website or by calling 855-859-2056, passcode 49437426.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients.

Forward-Looking Statement

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact, including but not limited to the anticipated achievements reflected in our business plan for 2012 and our expected revenue, gross margin percentage and net loss, included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, including, among others, the difficulty of predicting the timing or outcome of product development efforts and FDA approvals; the difficulty of predicting the timing and outcome of any pending litigation including litigation involving third parties that may have an impact on the timing of Sagent’s product launches; the impact of competitive products and pricing and actions by Sagent’s competitors with respect thereto; the timing of product launches; compliance with FDA and other governmental regulations by Sagent and its third party manufacturers; changes in laws and regulations; and such other risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s most recent quarterly report on Form 10-Q and Sagent’s IPO prospectus filed on April 21, 2011. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

NON-GAAP FINANCIAL MEASURES

Sagent reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The press release and the accompanying tables, as well as earnings discussions, include a discussion of adjusted gross profit, which is a non-GAAP financial measure provided as a complement to the results provided in accordance with GAAP. We define the term “Adjusted gross profit” to mean gross margin excluding costs related to the writedown of excess inventory primarily for the U.S. dialysis market. The Company uses adjusted gross profit and corresponding ratios as non-GAAP financial measures. Management believes this measure accurately reflects gross profit on a going-forward basis and, when considered in conjunction with its GAAP gross profit, provides improved comparability of results because it excludes costs related to a market we are substantially exiting from gross profit.

See the attached schedules for reconciliations of the non-GAAP financial measure referred to above to the most nearly comparable GAAP financial measure for the three months and year ended December 31, 2011 and 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measure the company is using may differ from a similarly named non-GAAP measure used by other companies.

Financial Tables	Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Three months ended December 31,
	2011	2010	$ change	% change
Net revenue	$48,526	$33,583	$14,943	44%
Cost of sales	44,032	27,469	16,563	60%

Gross profit	4,494	6,114	(1,620)	(26)%
Gross profit as % of net revenue	9.3%	18.2%

Operating expenses:
Product development	4,572	2,623	1,949	74%
Selling, general and administrative	7,009	5,929	1,080	18%
Equity in net loss of joint ventures	933	497	436	88%

Total operating expenses	12,514	9,049	3,465	38%

Loss from operations	(8,020)	(2,935)	(5,085)	(173)%
Interest income and other	105	12	93	775%
Interest expense	(1,210)	(419)	(791)	(189)%
Change in fair value of preferred stock warrants	—	(265)	265	N/M

Loss before income taxes	(9,125)	(3,607)	(5,518)	(153)%
Provision for income taxes	—	—	—	0%

Net loss	$(9,125)	$(3,607)	$(5,518)	(153)%

Net loss per common share:
Basic	$(0.33)	$(1.79)	$1.46	82%
Diluted	$(0.33)	$(1.79)	$1.46	82%

Shares outstanding, basic and diluted	27,891	2,012	25,879

Financial Tables	Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Twelve months ended December 31,
	2011	2010	$ change	% change
	(Unaudited)
Net revenue	$152,405	$74,056	$78,349	106%
Cost of sales	133,636	65,013	68,623	106%

Gross profit	18,769	9,043	9,726	108%
Gross profit as % of net revenue	12.3%	12.2%

Operating expenses:
Product development	12,763	11,223	1,540	14%
Selling, general and administrative	25,148	18,931	6,217	33%
Equity in net loss of joint ventures	2,531	1,476	1,055	71%

Total operating expenses	40,442	31,630	8,812	28%

Loss from operations	(21,673)	(22,587)	914	4%
Interest income and other	284	34	250	735%
Interest expense	(4,195)	(1,129)	(3,066)	(272)%
Change in fair value of preferred stock warrants	(838)	(813)	(25)	(3)%

Loss before income taxes	(26,422)	(24,495)	(1,927)	(8)%
Provision for income taxes	—	—	—	0%

Net loss	$(26,422)	$(24,495)	$(1,927)	(8)%

Net loss per common share:
Basic	$(1.32)	$(12.53)	$11.21	89%
Diluted	$(1.32)	$(12.53)	$11.21	89%

Shares outstanding, basic and diluted	20,105	1,955	18,150

Financial Tables	Schedule 3

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	December 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,203	$34,376
Restricted cash and cash equivalents	23	208
Short term investments	73,761	—
Accounts receivable, net of chargebacks and other deductions	29,028	18,939
Inventories	41,487	30,567
Due from related party	2,379	868
Prepaid expenses and other current assets	1,965	5,435

Total current assets	200,846	90,393
Restricted cash and cash equivalents	100	100
Property, plant, and equipment, net	884	785
Investment in joint ventures	22,762	24,466
Intangible assets, net	5,426	2,613
Other assets	490	232

Total assets	$230,508	$118,589

Liabilities, preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$35,213	$24,449
Due to related party	4,303	2,494
Accrued profit sharing	3,753	3,717
Accrued liabilities	7,634	4,800
Preferred stock warrants	—	1,432
Current portion of long-term debt	8,182	—
Notes payable	24,867	20,726

Total current liabilities	83,952	57,618

Long term liabilities:
Long-term debt	4,091	—
Other long-term liabilities	606	6

Total liabilities	88,649	57,624

Total preferred stock	—	157,774

Total stockholders’ equity (deficit)	141,859	(96,809)

Total liabilities, preferred stock and stockholders’ equity (deficit)	$230,508	$118,589

Financial Tables	Schedule 4

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended December 31,
	2011	2010	$ change	% change
Gross profit	$4,494	$6,114	$(1,620)	(26)%
Inventory charge	3,996	—	3,996

Adjusted gross profit	$8,490	$6,114	$2,376	39%

Gross profit as % of net revenue	9.3%	18.2%
Adjusted gross profit as % of net revenue	17.5%	18.2%

	Twelve months ended December 31,
	2011	2010	$ change	% change
Gross profit	$18,769	$9,043	$9,726	108%
Inventory charge	4,283	—	4,283

Adjusted gross profit	$23,052	$9,043	$14,009	155%

Gross profit as % of net revenue	12.3%	12.2%
Adjusted gross profit as % of net revenue	15.1%	12.2%